Exhibit 10.33.3

AMENDMENT NO. 3 TO

NORTHEAST UTILITIES DEFERRED COMPENSATION PLAN FOR EXECUTIVES

The Northeast Utilities Deferred Compensation Plan for Executives, as amended (the “Plan”), is hereby further amended, effective January 1, 2006, as follows:

1.1

Amendment to Article 1.  Article 1 of the Plan  is hereby amended to read as follows:

The purpose of the Northeast Utilities Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby the Company (as hereinafter defined) may afford increased financial security, on a tax-favored basis, to a select group of “key management or other “highly compensated employees” of the Company.  These individuals have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company's continued growth and success.  This Plan will provide for additional future compensation so that such employees may be recruited and retained and their productive efforts encouraged.  Effective January 1, 2006, the Plan is amended to provide certain executives with the benefits that would have been provided to them under the Savings Plan if compensation and benefits were not subject to the limitations imposed under that Plan by Sections 401(a)(17) and 415 of the Code.

The Plan is intended to constitute an unfunded “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  As a top hat plan, the Plan is not subject to the eligibility, vesting, funding or fiduciary responsibility requirements of ERISA.

2.1

Amendment to Article 2.  Article 2 is hereby amended to add the following definitions:

“Applicable Percentage” shall mean the percentage derived from the sum of the Participant’s whole months of age and of service recognized under the Savings Plan for purposes of determining the K-Vantage Contributions for the Participant in the Savings Plan for any Plan Year.

“K-Vantage Make-Whole Compensation” shall mean the compensation paid to a K-Vantage Employee that is used under the Savings Plan for purposes of determining the K-Vantage Employee’s K-Vantage employer contributions under the Savings Plan, but without reduction by the applicable limit under Section 401(a)(17) of the Code or any deferrals under this Plan.

“K-Vantage Make-Whole Contribution” shall mean a Company contribution made by an Employer under this Plan to the Account of a K-Vantage Employee.

“K-Vantage Employee” shall mean an Eligible Employee who participates in the K-Vantage benefit under the Savings Plan.

2.2

Amendment to Article 2.  The definition of “Enrollment Agreement” is hereby amended to read as follows:

“Enrollment Agreement” means the authorization form which an Eligible Employee executes and files with the Administrator for the purpose of making Base Salary Deferrals and Bonus Compensation Deferrals.

2.3

Amendment to Article 2.  The definition of “Participant” is hereby amended to read as follows:

“Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Administrator. for the purpose of making Base Salary Deferrals and Bonus Compensation Deferrals under Section 4.3.  An Eligible Employee who is a K-Vantage Employee is an automatic Participant for purposes of having K-Vantage Make-Whole Contributions allocated to his or her Account under Section 4.4.

2.4

Amendment to Article 2.  The definition of “Service” is hereby amended to read as follows:

“Service” means the period of time during which an employment relationship exists between an Employee and the Company, as credited under the Retirement Plan for vesting purposes or, in the case of a K-Vantage Employee, as credited under the Savings Plan for vesting purposes.

2.5

Amendment to Article 2.  The definition of “Vesting” or “Vested” is hereby amended to read as follows:

“Vesting” or “Vested”.   “Vesting” or “Vested” refers to the. time after which Matching Contributions and K-Vantage Make-Whole Contributions, and their related earnings, become non-forfeitable, as provided under Section 4.5.

2.6

Amendment to Article 2.  The definition of “Year of Service” is hereby amended to read as follows:

“Years of Service”  for Vesting purposes is each year of credited service recognized for determining a Participant’s vesting in his or her accrued benefit in the Retirement Plan or, for a  K-Vantage Employee, in his or her K-Vantage source account in the Savings Plan.

3.1

Amendment to Article 4.  Sections 4.4 and 4.5 are hereby added to the Plan to read as follows:

4.4

  K-Vantage Make-Whole Contributions.  The amount of K-Vantage Make-Whole Contributions for each K-Vantage Employee for any Plan Year shall be the Applicable Percentage for that  year under the Savings Plan multiplied by the K-Vantage Employee’s K-Vantage Make-Whole Compensation for that Plan Year, reduced by the sum of the K-Vantage  employer contributions made for the Participant for the Plan Year under the Savings Plan.  K-Vantage Make-Whole Contributions will be credited as frequently as determined by the Administrator, acting on behalf of the Company, but in any event at least once per year.  K-Vantage Make-Whole Contributions will be credited as soon as practicable in the Participant's final year of participation in the Plan.

4.5.

Vesting in Matching Contributions and K-Vantage Make-Whole Contributions.

(a)

Matching Contributions.  A Participant becomes Vested in Matching Contributions and related earnings when the Participant has been credited with three Years of Service after the end of the Plan Year for which the Matching  Contributions were made.  Matching Contributions and related earnings are forfeited when Service terminates, to the extent not then Vested.  A Participant is automatically 100% Vested if a Change of Control occurs or if the Participant becomes Disabled, Retires, or dies.  A Participant is always 100% Vested in Base Salary Deferrals, Bonus Compensation Deferrals, and related earnings.

(b)

K-Vantage Make-Whole Contributions.  A Participant becomes Vested in K-Vantage Make-Whole Contributions and related earnings when the Participant becomes Vested in his or her K-Vantage contributions and related earnings in the Savings Plan.

4.1

 Amendment to Article 5.  Section 5.3 of the Plan is hereby amended to read as follows:

5.3

Earnings Crediting Options.  Except as otherwise provided pursuant to Section 5.2, the  Earnings Crediting Options available under the Plan shall consist of options which correspond to the investment funds maintained from time to time under the Savings Plan.  In the event of a stock split, stock dividend, reclassification, reorganization or other capital adjustment in the Voting Securities, the number of deemed shares of Voting Securities then credited to the Participant's Account shall be adjusted in the same manner as the shares of Voting Securities are adjusted.  Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding investment funds (or the number of Voting Securities), or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, K-Vantage Make-Whole Contributions or any other amounts, in such portfolios or in any other investment funds.

5.1

Amendment to Article 6.  Section 6.3 of the Plan is hereby amended to read as follows:

6.3

Rescission of Prior Election In Conformity With Code Section 409A Transition Rule.  Participants may change elections under the Plan on or before December 31, 2007, with respect to the form of payment of any deferral under the Plan, or the period for which the amount may be deferred, in whole or part; provided however, that any change on or by December 31, 2006 may not result in the deferral of an amount which, without the change, would have been subject to taxation in 2006, and that any change on or after January 1, 2007 through December 31, 2007 may not result in the deferral of an amount which, without the change, would have been subject to taxation in 2007.